Exhibit 99.1

FOR IMMEDIATE RELEASE October 27, 2025	FOR FURTHER INFORMATION CONTACT:

Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Contact: Mr. Gary A. Harris President and Chief Executive Officer (410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $4.1 MILLION OR $1.28 PER SHARE FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2025

HAMPSTEAD, MARYLAND (October 27, 2025) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the nine months ended September 30, 2025 was $4.1 million, or $1.28 per common share (basic and diluted) compared to $3.4 million, or $1.09 per common share (basic and diluted), for the same period in 2024. The Company’s return on average equity during the nine months ended September 30, 2025 was 9.24% compared to 8.53% for the same period in 2024. The Company’s return on average assets during the nine months ended September 30, 2025 and 2024 was 0.65% and 0.57%, respectively.

Net income for the three months ended September 30, 2025 was $1.7 million, or $0.53 per common share (basic and diluted) compared to $1.1 million, or $0.36 per common share (basic and diluted), for the third quarter of 2024. The Company’s return on average equity during the three months ended September 30, 2025 was 11.23% compared to 8.05% for the same period in 2024. The Company’s return on average assets during the three months ended September 30, 2025 was 0.80% compared to 0.56% for the same period in 2024.

Net interest income for the nine months ended September 30, 2025 was $2.4 million higher when compared to the same period in 2024 due to a widening net yield on interest-earning assets of 2.98% for the nine months ended September 30, 2025 compared to 2.67% for the same period in 2024. The yield on earning assets increased to 5.19% for the nine months ended September 30, 2025, compared to 4.86% for the same period in 2024. The cost of interest bearing liabilities decreased to 2.70% for the nine months ended September 30, 2025, down from 2.71% for the same period in 2024. Average interest earning assets were $804.3 million for the nine months ended September 30, 2025 compared to $775.9 million for the same period in 2024. Gross interest income increased by $3.0 million to $31.1 million for the nine months ended September 30, 2025, up from $28.1 million for the same period in 2024. Average interest bearing liabilities increased by $33.3 million to $657.8 million for the nine months ended September 30, 2025 from $624.5 million for the same period in 2024. Total interest expense increased $600 thousand to $13.3 million for the nine months ended September 30, 2025 compared to $12.7 million for the same period in 2024.

The Company recorded a $595 thousand provision for credit losses for the nine months ended September 30, 2025. There was no provision recorded for the nine months ended September 30, 2024. The increase in the provision was related to the write down of two loans, both of which were foreclosed upon.

Noninterest income increased by $191 thousand for the nine months ended September 30, 2025 when compared to the same period in 2024. The increase was due to several factors, including a $85 thousand increase in mortgage banking revenue, a $28 thousand increase in bank owned life insurance income, a $126 thousand increase in gain on settlement of fair value hedge, and a $109 thousand increase in fees and commissions. Noninterest expense was $1.3 million higher for the nine months ended September 30, 2025 when compared to the same period in 2024, due primarily to a $617 thousand increase in salaries and benefits and a $379 thousand combined increase in occupancy and furniture and equipment costs. ATM and debit card expenses decreased by $67 thousand, primarily due to conversion related costs incurred in 2024. Also, the Bank’s FDIC assessment expense increased by $184 thousand due to higher FDIC assessment rates. Professional services increased by $35 thousand due to the higher legal fees in 2025 related to stockholder matters. These increases were offset by $94 thousand in lower service charges on deposits and a $70 thousand decrease of non-recurring gain on insurance settlement recognized in 2024.

Total assets increased to $869.6 million at September 30, 2025 from $844.6 million at December 31, 2024. Loans, net of the allowance for credit losses, increased to $622.5 million at September 30, 2025 from $583.0 million at December 31, 2024. Investments in debt securities decreased to $142.3 million at September 30, 2025 from $146.2 million at December 31, 2024. Deposits decreased to $734.1 million at September 30, 2025 from $758.8 million at December 31, 2024. Federal Home Loan Bank advances and other long-term debt increased by $45.9 million to $62.2 million as of September 30, 2025, up from $16.3 million at December 31, 2024. The increase was primarily due to the Company utilizing Federal Home Loan Bank advances to repay $40 million of maturing brokered CDs. Additionally, the Company issued $12.5 million in subordinated debt during September 2025. The proceeds of which were used to repay the Company’s maturing term loan of approximately $10 million as well to add an interest reserve and increasing the Bank’s capital. The Company’s tangible equity was $56.1 million at September 30, 2025 compared to $49.2 million at December 31, 2024.

The book value of the Company’s common stock increased to $19.72 per share at September 30, 2025 from $17.77 per share at December 31, 2024. Book value per share at September 30, 2025 is reflective of the $13.0 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) securities portfolio as a result of the rise in interest rates since the time of purchase. Changes in the market value of the AFS securities portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. Management does not believe there is any indication of credit deterioration in any of the bonds and we intend to hold these securities to maturity, so no actual losses are anticipated. The securities portfolio is comprised of 62% government agency mortgage backed securities which are fully guaranteed, 20% investment grade non agency mortgage backed securities, 14% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. Unrealized gains and losses do not impact regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS securities portfolio regardless of whether they are positive or negative.

Gary A. Harris, President and CEO, commented “The decrease in interest rates over the past year, along with the repricing of the existing loan portfolio, has allowed our net yield on interest-earning assets to expand. We have strategically taken advantage of the lower interest rates by exercising call options on certain funding sources and replacing them with lower cost funds. Loan production is robust with over $39.5 million in net loan growth through September 30, 2025. Our asset quality remains strong with zero non-accrual loans as of September 30, 2025. The Towson Commercial Banking office, which opened in June of 2024, has exceeded our expectations with total deposits over $44 million as of September 30, 2025 coupled with strong loan growth. We remain focused on reducing costs while expanding income-generating opportunities. Investments made over the past two years in talent and infrastructure are beginning to yield positive returns, positioning us well for continued growth.”

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with eight additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s OTCID Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets
Dollars in thousands except share and per share data
(Unaudited)

	September 30,	December 31,
	2025	2024 *

Assets

Cash and due from banks	$51,666	$63,962
Federal funds sold and other interest-bearing deposits	521	697
Cash and cash equivalents	52,187	64,659
Certificates of deposit in other banks	100	100
Securities available for sale, at fair value	121,138	125,713
Securities held to maturity, at amortized cost less allowance for credit losses of $79 and $60	21,128	20,499
Equity security, at fair value	546	518
Restricted stock, at cost	3,100	921
Mortgage loans held for sale	-	157
Loans, less allowance for credit losses of $4,257 and $4,260	622,457	582,993
Premises and equipment, net	7,222	7,349
Accrued interest receivable	2,550	2,439
Deferred income taxes, net	6,410	7,606
Other real estate owned, net	2,775	1,176
Bank owned life insurance	15,640	15,324
Goodwill and other intangibles, net	7,020	7,026
Other assets	7,359	8,163
Total Assets	$869,632	$844,643

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$116,187	$107,197
Interest-bearing	617,909	651,609
Total deposits	734,096	758,806
Securities sold under repurchase agreements	2,458	5,564
Federal Home Loan Bank of Atlanta advances	50,200	5,000
Long-term debt, net of issuance costs	12,024	11,329
Accrued interest payable	935	1,003
Other liabilities	6,756	6,669
Total liabilities	806,469	788,371

Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,202,935 shares in 2025 and 3,166,653 shares in 2024	32	32
Additional paid-in capital	31,718	31,136
Retained earnings	44,602	41,613
Accumulated other comprehensive loss	(13,189)	(16,509)
Total Stockholders' equity	63,163	56,272
Total liabilities and stockholders' equity	$869,632	$844,643

 * Derived from audited consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
Dollars in thousands except per share data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Interest income
Loans, including fees	$9,307	$7,902	$26,572	$22,021
Investment securities - taxable	1,071	1,623	3,191	4,794
Investment securities - tax exempt	157	141	467	416
Federal funds sold and other interest earning assets	424	181	909	861
Total interest income	10,959	9,847	31,139	28,092

Interest expense
Deposits	4,344	3,911	12,665	10,244
Securities sold under repurchase agreements	13	13	42	49
Federal Home Loan Bank advances	129	65	251	109
Federal Reserve Bank advances	-	648	-	1,911
Long-term debt	120	125	342	387
Total interest expense	4,606	4,762	13,300	12,700
Net interest income	6,353	5,085	17,839	15,392

Provision for credit losses	327	-	595	-

Net interest income after provision for credit losses	6,026	5,085	17,244	15,392

Noninterest income
Service charges on deposit accounts	185	209	527	621
Mortgage banking income	75	43	151	66
Bank owned life insurance income	105	103	316	288
Fair value adjustment of equity security	7	20	16	14
Gain (loss) on settlement of fair value hedge	-	-	94	(32)
Loss on sale of premises and equipment	-	(5)	-	(5)
Gain on insurance proceeds, net	73	-	73	143
Other fees and commissions	106	81	343	234
Total noninterest income	551	451	1,520	1,329

Noninterest expense
Salaries	2,178	1,878	6,576	5,848
Employee benefits	573	549	1,486	1,597
Occupancy	281	275	890	799
Furniture and equipment	370	327	1,185	897
Professional services	174	167	565	530
Automated teller machine and debit card expenses	71	173	407	474
Federal Deposit Insurance Corporation premiums	150	91	466	282
Postage, delivery, and armored carrier	62	72	204	217
Advertising	63	57	193	180
Other real estate owned expense, net	(13)	11	58	17
Other	500	471	1,607	1,466
Total noninterest expense	4,409	4,071	13,637	12,307

Income before income taxes	2,168	1,465	5,127	4,414
Income taxes	462	342	1,058	993
Net income	$1,706	$1,123	$4,069	$3,421

Earnings per common share - basic and diluted	$0.53	$0.36	$1.28	$1.09

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Dollars in thousands except per share data

	As of or For the Three Months Ended September 30,
	2025	2024	2023

OPERATING DATA

Interest income	$10,959	$9,847	$8,002
Interest expense	4,606	4,762	2,815
Net interest income	6,353	5,085	5,187
Provision for (recovery of) credit losses	327	-	(75)
Net interest income after provision
for (recovery of) credit losses	6,026	5,085	5,262
Noninterest income	551	451	383
Noninterest expense	4,409	4,071	3,746
Income before income taxes	2,168	1,465	1,899
Income taxes	462	342	467
Net income	$1,706	$1,123	$1,432

PER SHARE DATA

Net income (Basic and diluted)	$0.53	$0.36	$0.46
Dividends	$0.34	$0.00	$0.31
Book value	$19.72	$18.81	$15.61

KEY RATIOS

Return on average assets	0.80%	0.56%	0.77%
Return on average equity	11.23%	8.05%	11.54%
Efficiency ratio *	67.04%	73.54%	66.36%
Net yield on interest-earning assets	3.15%	2.62%	2.88%
Tier 1 capital leverage ratio	9.29%	9.42%	9.91%

* annualized noninterest expense divided by net interest income after provision for credit losses and noninterest income

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Dollars in thousands except per share data

	As of or For the Three Months Ended September 30,
	2025	2024	2023

AT PERIOD END

Total assets	$869,799	$817,531	$730,262
Gross loans	626,714	575,753	535,646
Cash and cash equivalents	52,187	16,842	12,288
Securities	142,266	179,697	139,949
Deposits	734,096	673,745	631,811
Long term debt, FRB and FHLB borrowings	62,224	70,800	38,154
Stockholders' equity	63,163	59,162	49,834

SELECTED AVERAGE BALANCES

Total assets	$855,971	$808,044	$743,450
Gross loans	621,092	560,895	530,824
Cash and cash equivalents	41,735	20,676	18,650
Securities	142,514	178,679	148,323
Deposits	741,497	662,477	638,037
Long term debt, FRB and FHLB borrowings	41,306	76,036	44,919
Stockholders' equity	61,705	56,853	49,048

ASSET QUALITY

Nonperforming assets	$2,775	$1,630	$1,898

Nonperforming assets/total assets	0.32%	0.20%	0.26%

Allowance for credit losses/total loans	0.68%	0.56%	0.87%